                      [LETTERHEAD OF PEABODY & ARNOLD LLP]

March 31, 2000

The Board of Directors
Activeworlds.com, Inc.
95 Parker Street
Newburyport, MA 01950

Gentlemen:

         We are acting as counsel to Activeworlds.com, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form SB-2 (Commission File No. 333-85095), as amended (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended, and the rules and regulations thereunder, relating to the registration of (i) 1,380,000 units, including units to cover over-allotments, consisting of 1,380,000 shares (the "Shares"), of the Company's common stock, $0.001 par value per share (the "Common Stock"), redeemable Series B Redeemable Common Stock Purchase Warrants (the "Warrants") to purchase 1,380,000 shares of Common Stock and 1,380,000 shares of Common Stock issuable upon exercise of the Warrants and
(ii) an underwriters' unit purchase option of 120,000 units, consisting of 120,000 shares ("Purchase Option Shares") of the Company's Common Stock, Series B Redeemable Common Stock Purchase Warrants (the "Purchase Option Warrants") to purchase 120,000 shares of Common Stock and 120,000 shares of Common Stock issuable upon exercise of the Purchase Option Warrants.

         As such counsel, we have reviewed the corporate proceedings of the Company in connection therewith and have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction of all such corporate records, documents, agreements, instruments relating to the Company and certificates of public officials and of representatives of the Company, and have also made such investigations of law and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion.

         Based upon, and subject to, the foregoing, we are of the opinion that:

         (i) the Shares, the Warrants, the shares of Common Stock issuable upon exercise of the Warrants, the Purchase Option Shares, the Purchase Option Warrants and the shares of Common Stock issuable upon exercise of the Purchase Option Warrants have been duly authorized;

         (ii) the Shares and Purchase Option Shares, when duly delivered and paid for, pursuant to the terms of a validly authorized and executed underwriting agreement, substantially in the form attached as Exhibit 1.1 to the Registration Statement, will be duly and validly issued, fully paid and non-assessable;

         (iii) the Warrants and Purchase Option Warrants, when duly delivered and paid for, pursuant to the terms of a validly authorized and executed warrant agreement, substantially in the form attached as Exhibit 4.2 to the Registration Statement (the "Warrant Agreement"), will be duly and validly issued, fully paid and non-assessable; and

         (iv) the shares of Common Stock issuable upon exercise of the Warrants and the Purchase Option Warrants, under the terms of a validly authorized and executed Warrant Agreement, when duly delivered and paid for, will be duly and validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                Very truly yours,

                                                /s/ PEABODY & ARNOLD LLP